Exhibit 99.2

Calvin Butler to Join Emerson’s Board of Directors

ST. LOUIS – May 8, 2024 – Emerson (NYSE: EMR) today announced the election of Calvin Butler, President and Chief Executive Officer of Exelon, to its Board of Directors, effective August 1, 2024. He will serve on the Corporate Governance and Nominating Committee. Effective August 1, 2024, the Emerson Board will expand to 12 members.

Butler is a seasoned public company executive with significant operational and leadership experience in the energy industry. He has led Exelon, the nation’s largest utility company, as President and CEO since 2022 and served in a variety of leadership roles during his 16-year tenure at the company.

“Calvin is a highly respected executive who will be an outstanding addition to our Board as part of our ongoing refreshment process,” said James Turley, Chair of the Emerson Board of Directors. “We look forward to benefiting from Calvin’s unique and relevant perspectives and believe he will be highly additive to our strong Board as we continue to oversee and execute on our strategy.”

“Emerson’s position in our power generation, transmission and distribution offerings makes us a partner of choice in an essential and growing market. As we continue to target this opportunity and advance our leadership position in energy transition markets, Calvin will bring significant expertise in these areas to the Board. With the support of Calvin and our best-in-class Emerson team, we look forward to continuing to capitalize on secular trends driving investment in energy security and sustainability and decarbonization,” said Lal Karsanbhai, President and Chief Executive Officer of Emerson.

“I have long admired Emerson as an industry leader and innovator with an outstanding opportunity ahead given its recent portfolio actions and execution,” said Butler. “I look forward to working closely with my fellow directors to capture opportunities that will drive the Company forward and create value for shareholders.”

About Calvin Butler

Calvin Butler currently serves as President and Chief Executive Officer of Exelon, the nation’s largest utility company by customer count. He leads the company’s Executive Committee and is a member of its Board of Directors. Prior to his role as CEO, Butler was President and Chief Operating Officer, with responsibilities for Exelon’s six local energy companies. Previous roles at the company include CEO and Senior Vice President of Corporate Affairs at BGE and Vice President of Governmental and Legislative Affairs at ComEd. Before joining Exelon in 2008, Butler held senior leadership roles at R.R. Donnelley and prior to that, worked in government affairs, legal and strategy at Central Illinois Light Company.

He has been recognized by several organizations for his leadership and community commitment. The Daily Record listed him three times as one of Maryland’s “Most Admired CEOs.” In 2020 – 2024, he was named among Savoy magazine’s “Most Influential Black Executives in Corporate America” and in 2024 was featured on its cover.

Butler serves as chair of the Cal Ripken Sr. Foundation, serves as vice chair of the Board of Directors for the Edison Electric Institute and the Institute of International Education and is on the Board of Governors for Argonne National Laboratory. Butler earned a bachelor’s degree from Bradley University in Peoria, Ill., and a Juris Doctor degree from Washington University School of Law in St. Louis, Missouri.

About Emerson

Emerson (NYSE: EMR) is a global technology and software company providing innovative solutions for the world’s essential industries. Through its leading automation portfolio, including its majority stake in AspenTech, Emerson helps hybrid, process and discrete manufacturers optimize operations, protect personnel, reduce emissions and achieve their sustainability goals. For more information, visit Emerson.com.

Emerson uses our Investor Relations website, www.Emerson.com/investors, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Contacts

Investors:	Media:
Colleen Mettler	Joseph Sala / Greg Klassen
(314) 553-2197	Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449